UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2015

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36273	46-3785773
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(Address of Principal Executive Offices) (Zip Code)

(724) 746-6720

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

Purchase Agreement

On March 23, 2015, Rice Energy Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”), among the Company, certain subsidiary guarantors named therein (the “Guarantors”) and Wells Fargo Securities, LLC, as representative of the several initial purchasers (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell to the Initial Purchasers $400.0 million in aggregate principal amount of the Company’s 7.25% senior unsecured notes due 2023 (the “Notes”). On March 26, 2015, the Company completed its private placement (the “Offering”) of $400.0 million in aggregate principal amount of the Notes to the Initial Purchasers. The Notes were sold at 99.233% of their face amount, and the Offering resulted in net proceeds to the Company of approximately $389.3 million.

The Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereunder. The Initial Purchasers intend to resell the Notes (i) inside the United States to “qualified institutional buyers,” as defined in Rule 144A (“Rule 144A”) under the Securities Act in private sales exempt from registration under the Securities Act in accordance with Rule 144A, and (ii) to other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act (“Regulation S”) in accordance with Regulation S. The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Relationships

The Initial Purchasers and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and advisory services for the Company and its affiliates for which they received or may in the future receive customary fees and expenses. In particular, affiliates of all of the Initial Purchasers are lenders under the Company’s revolving credit facility and may receive payments in connection with any repayment of such revolving credit facility; certain of the Initial Purchasers or their affiliates were underwriters in connection with the Company’s prior offerings of debt and equity securities and received customary fees and reimbursement of expenses in connection therewith; and affiliates of certain of the Initial Purchasers are counterparties of the Company’s hedging transactions and may receive customary fees in connection therewith. The Initial Purchasers may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they will receive fees and expenses.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Indenture

The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors: Rice Energy Appalachia, LLC, Rice Drilling B LLC, Rice Drilling C LLC, Rice Drilling D LLC, Rice Marketing LLC, Rice Energy Marketing LLC, Blue Tiger Oilfield Services LLC, Alpha Shale Holdings, LLC and Alpha Shale Resources, LP. The terms of the Notes are governed by the indenture dated as of March 26, 2015 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Notes will mature on May 1, 2023, and interest is payable on the Notes on each May 1 and November 1, commencing on November 1, 2015. At any time prior to May 1, 2018, the Company may redeem up to 35% of the Notes at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption. Prior to May 1, 2018, the Company may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control (as defined in the Indenture), unless the Company has exercised its optional redemption right in respect of the Notes, the holders of the Notes will have the right to require the Company to repurchase all or a portion of the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus any accrued and unpaid interest to the date of purchase. On and after May 1, 2018, the Company may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount) equal to 105.438% for the twelve-month period beginning on May 1, 2018, 103.625% for the twelve-month period beginning May 1, 2019, 101.813% for the twelve-month period beginning on May 1, 2020 and 100.000% beginning on May 1, 2021, plus accrued and unpaid interest to the redemption date.

The Notes are the Company’s senior unsecured obligations, will rank equally in right of payment with all of the Company’s existing and future senior debt, and will rank senior in right of payment to all of the Company’s future subordinated debt. The Notes will be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to: (i) incur or guarantee additional debt or issue certain types of preferred stock; (ii) pay dividends capital stock or redeem, repurchase or retire our capital stock or subordinated debt; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; (vii) transfer and sell assets; and (viii) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of such covenants will terminate and the Company and its subsidiaries will cease to be subject to such covenants.

The Indenture contains customary events of default, including:

•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the Indenture) in the aggregate principal amount of $25.0 million or more;

•	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (as defined in the Indenture) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	failure by the Company or Restricted Subsidiary to pay certain final judgments aggregating in excess of $25.0 million within 60 days; and

•	any guarantee of the Notes by a Guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker;

A copy of the Indenture is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference. The description of the Indenture is a summary and is qualified in its entirety by the terms of the Indenture.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company and the Guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Purchasers, dated March 26, 2015. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to file a registration statement with the Securities and Exchange Commission so that holders of the Notes can exchange the Notes for registered notes (the “Exchange Notes”) that have substantially identical terms as the Notes. In addition, the Company and the Guarantors have agreed to exchange the guarantee related to the Notes for a registered guarantee having substantially the same terms as the original guarantee. The Company and the Guarantors will use commercially reasonable efforts to cause the exchange to be completed within 365 days after the issuance of the Notes. The Company and the Guarantors are required to pay additional interest if they fail to comply with their obligations to register the Notes within the specified time periods.

A copy of the Registration Rights Agreement is filed as Exhibit 4.3 to this Form 8-K and is incorporated herein by reference. The description of the Registration Rights Agreement in this report is a summary and is qualified in its entirety by the terms of the Registration Rights Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 8.01	Other Information.

On March 23, 2015, the Company issued press releases announcing the launch and pricing of the Offering of the Notes. The Company is filing copies of the press releases as Exhibits 99.1 and 99.2 hereto, which are incorporated by reference into this Item 8.01.

The press releases shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 26, 2015, by and among Rice Energy Inc., the several guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 7.25% Senior Note due 2023 (included as Exhibit A to Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of March 26, 2015, by and among Rice Energy Inc., the several guarantors named therein and Wells Fargo Securities, LLC as representative of the initial purchasers named therein.

10.1	Purchase Agreement dated as of March 23, 2015 among the Company, the Guarantors and Wells Fargo Securities, LLC, as representative of the several initial purchasers.

99.1	Press Release dated March 23, 2015.

99.2	Press Release dated March 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: March 26, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of March 26, 2015, by and among Rice Energy Inc., the several guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 7.25% Senior Note due 2023 (included as Exhibit A to Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of March 26, 2015, by and among Rice Energy Inc., the several guarantors named therein and Wells Fargo Securities, LLC as representative of the initial purchasers named therein.

10.1	Purchase Agreement dated as of March 23, 2015 among the Company, the Guarantors and Wells Fargo Securities, LLC, as representative of the several initial purchasers.

99.1	Press Release dated March 23, 2015.

99.2	Press Release dated March 23, 2015.